Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the shell company report on Form 20-F to which this exhibit is attached (the “Form 20-F”) and, if not defined in the Form 20-F, the proxy statement/prospectus dated September 26, 2023 (the “Proxy Statement/Prospectus”) filed by MoneyHero Limited with the Securities and Exchange Commission as part of its registration statement on Form F-4 (Registration No.333- 274454).

The following unaudited pro forma condensed combined financial statements are based on the historical financial information of PubCo, Bridgetown and CGCL as adjusted to give effect to: (i) the Business Combination, and the other transactions contemplated by the Business Combination Agreement between Bridgetown and CGCL; and (ii) other changes in capitalization that occurred upon closing of the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2023 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination as if it had been occurred on January 1, 2022.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information is based on and should be read in conjunction with (i) CGCL’s audited consolidated financial statements as of and for the year ended December 31, 2022, (ii) Bridgetown’s audited financial statements for the year ended December 31, 2022, (iii) CGCL’s unaudited interim financial statements for the six months ended June 30, 2023, (iv) Bridgetown’s unaudited interim financial statements for the six months ended June 30, 2023, (v) PubCo’s unaudited interim financial statements for the period from March 21, 2023 (date of incorporation) to June 30, 2023 and related notes, the sections titled “Bridgetown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “MoneyHero’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined financial statements have been prepared using the assumptions below:

•	2,655,171 CGCL Class A Ordinary Shares and 2,058,932 CGCL Class B Ordinary Shares outstanding as of June 30, 2023 were converted at a ratio of 0.307212 into PubCo Class A Ordinary Shares;

•	15,488,498 CGCL Preference Shares outstanding as of June 30, 2023 were converted at a ratio of 0.307212 into PubCo Preference Shares;

•

An aggregate of 150,801 PubCo Preference Shares and PubCo Class A Ordinary Shares were issued in connection with the Business Combination from the conversion at a ratio of 0.307212 of: (i) 462,327 CGCL Preference Shares that CGCL issued to holders of CGCL Preference Shares as share dividends; and (ii) 28,544 CGCL Class A Ordinary Shares that CGCL issued to settle its contractual obligations before Closing; The estimated fair value of PubCo equity issued was based on the market values of Bridgetown’s Class A ordinary shares outstanding at the date of the Business Combination. The fair value of PubCo equity consideration issued was determined based on Bridgetown’s quoted market price of $6.15/share as of October 12, 2023.

•	27,179,790 CGCL Class C Warrants outstanding as of June 30, 2023 were exercised and converted at a ratio of 0.307212 into PubCo Class A Ordinary Shares;

•	451,839 PubCo Class A Ordinary Shares were issued pursuant to the Working Capital Loan Capitalization Agreement;

•

5,452,739 Bridgetown Class A Ordinary Shares outstanding as of June 30, 2023 were redeemed at US$10.36 per share, the pro rata share of the funds in Bridgetown’s Trust Account upon Closing of the Business Combination. US$56.5 million in cash was paid to the redeeming shareholders with the offset to share capital.

•

Upon Closing of the Business Combination, PMIL exercised its call option immediately and subscribed for 5 million Call Option Notes in an aggregate principal amount of US$5,000,000 at a price of US$1.0 per Call Option Note and 2,005,460 PubCo Class A Ordinary Shares were issued to PMIL for no consideration.

Description of the Business Combination

On May 25, 2023, Bridgetown entered into the Business Combination Agreement with CGCL, PubCo, Bridgetown Merger Sub and CGCL Merger Sub. Pursuant to the Business Combination Agreement, on October 12, 2023, Bridgetown merged with and into Bridgetown Merger Sub, with Bridgetown Merger Sub being the surviving company and remaining as a wholly-owned subsidiary of PubCo, and following the Initial Merger, CGCL Merger Sub merged with and into CGCL, with CGCL being the surviving company and becoming a wholly-owned subsidiary of PubCo.

Ownership

Pursuant to Bridgetown Holdings Limited’s existing charter, Bridgetown’s public shareholders were offered the opportunity to redeem, upon closing of the Business Combination, Bridgetown Class A Ordinary Shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial statements reflect the actual redemption of 5,452,739 shares of Bridgetown Class A Ordinary Shares at $10.36 per share upon closing of the Business Combination.

The following summarizes the number of PubCo ordinary shares outstanding at Closing Date:

	Shares	%
CGCL Shareholders(1)	16,712,657	40.10%
Bridgetown Public Shareholders(2)	9,640,295	23.13%
Bridgetown Sponsor/Directors/Advisors	15,326,677	36.77%

Total PubCo Shares Outstanding at Closing	41,679,629	100.00%

Notes:

(1)	Excluding an aggregate of 5,000,000 Bridgetown Class A Ordinary Shares transferred from the FWD Parties to EIHL after the Extraordinary General Meeting and before the Closing Date.
(2)	Including the 5,000,000 Bridgetown Class A Ordinary Shares transferred from the FWD Parties to EIHL after the Extraordinary General Meeting and before the Closing Date.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS AT 30 JUNE 2023

(in US$)

	(IFRS, US$) CompareAsia Group Capital Limited	(IFRS, US$) Money Hero Limited	(US GAAP, US$) Bridgetown Holdings Ltd.	Transaction accounting adjustment	Note	Pro forma combined
NON-CURRENT ASSETS
Goodwill	—		—			—
Other intangible assets	13,558,503		—			13,558,503
Property and equipment	223,893		—			223,893
Right-of-use assets	825,322		—			825,322
Prepayments and deposits	159,086		—			159,086
Cash and marketable securities held in Trust Account	—		154,927,287	(154,927,287)	E	—

Total non-current assets	14,766,804	—	154,927,287	(154,927,287)		14,766,804

CURRENT ASSETS
Accounts receivable	9,189,533		—			9,189,533
Contract assets	11,328,082		—			11,328,082
Prepayments, deposits and other receivables	3,737,126		305,833			4,042,959
Tax recoverable	22,691					22,691
Due from shareholders	—	—				—
Pledged bank deposits	192,959		—			192,959
Cash and cash equivalents	19,455,522		146,148	(3,371,452)	A	115,923,927
				(3,745,920)	D
				154,927,287	E
				2,718	H
				(56,490,376)	J
				5,000,000	K

Total current assets	43,925,913	—	451,981	96,332,257		140,700,151

CURRENT LIABILITIES
Accounts payable	14,620,665					14,620,665
Other payables and accruals	10,227,471	183,437	6,199,843			16,610,751
Other derivative financial instruments	11,883,067			(11,883,067)	K	—
Warrant liabilities	61,299,262			(49,476,487)	H	11,822,775
Lease liabilities	713,262		—			713,262
Tax payable	—		—			—
Provisions	—					—
Advances from related party			2,818,398	(2,818,398)	I	—
Due to Related Party	—		400,000	(400,000)	I	—
Promissory notes - related party	—		1,300,000	(1,300,000)	I	—

Total current liabilities	98,743,727	183,437	10,718,241	(65,877,952)		43,767,453

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION (continued)

AS AT 30 JUNE 2023

(in US$)

	(IFRS, US$) CompareAsia Group Capital Limited	(IFRS, US$) Money Hero Limited	(US GAAP, US$) Bridgetown Holdings Ltd.	Transaction accounting adjustment	Note	Pro forma combined
NET CURRENT ASSETS/(LIABILITIES)	(54,817,814)	(183,437)	(10,266,260)	162,200,208		96,932,698
	—	—	—	—		—
TOTAL ASSETS LESS CURRENT LIABILITIES	(40,051,010)	(183,437)	144,661,027	7,272,921		111,699,502
	—	—	—	—		—
NON-CURRENT LIABILITIES
Lease liabilities	117,755		—			117,755
Other payables	124,477					124,477
Interest-bearing borrowings	12,282,655		—	5,000,000	K	17,282,655
Deferred tax liabilities	35,673		—			35,673
Provisions	234,058		—			234,058
Warrant liabilities	—		6,764,261			6,764,261
Deferred underwriting fee payable	—		17,849,805	(17,849,805)	C	—
Preference shares				3,861	F	3,975
				114	G

Total non-current liabilities	12,794,618	—	24,614,066	(12,845,831)		24,562,854

Commitments and Contingencies
Ordinary shares subject to possible redemptions	—	—	154,927,287	(154,927,287)	B	—

EQUITY
Issued capital	2,020	—	1,487			4,168
				964	B
				(1,400)	F
				15	G
				837	H
				45	I
				200	K
Reserves/ (deficit)	(52,847,648)	(183,437)	(34,881,813)	(3,371,452)	A	87,132,480
				154,926,323	B
				17,849,805	C
				(3,745,920)	D
				(2,461)	F
				(129)	G
				49,478,368	H
				4,518,353	I
				(56,490,376)	J
				11,882,867	K

Total equity/ (deficit)	(52,845,628)	(183,437)	(34,880,326)	175,046,039		87,136,648

Total liabilities and equity/ (deficit)	58,692,717	—	155,379,268	(58,605,030)		155,466,955

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE PERIOD ENDED 30 JUNE 2023

(in US$, except share and per share data)

	(IFRS, US$) CompareAsia Group Capital Limited	(IFRS, US$) MoneyHero Limited	(US GAAP, US$) Bridgetown Holdings Ltd.	Transaction accounting adjustment	Note	Pro forma combined
REVENUE	34,891,982	—	—			34,891,982
Cost and expenses:
Cost of revenue	(15,994,026)		—			(15,994,026)
Advertising and marketing expenses	(7,488,058)		—			(7,488,058)
Technology costs	(3,256,222)		—			(3,256,222)
Employee benefit expenses	(9,601,992)					(9,601,992)
General, administrative and other operating expenses	(6,114,849)	(183,487)	—			(6,298,336)
Foreign exchange differences, net	(2,169,649)		—			(2,169,649)
Formation and operating costs	—		(5,328,857)			(5,328,857)

Operating loss	(9,732,814)	(183,487)	(5,328,857)	—		(15,245,158)
Other income/(expenses):
Other income	171,873		—			171,873
Finance costs	(3,568,652)		—			(3,568,652)
Change in fair value of financial instruments	(57,937,053)		(3,610,295)			(61,547,348)
Interest earned on cash and marketable securities held in Trust Account	—		2,564,294	(2,564,294)	L	—

LOSS BEFORE TAX	(71,066,646)	(183,487)	(6,374,858)	(2,564,294)		(80,189,285)
Income tax expenses	(34,352)	—	—			(34,352)

LOSS FOR THE YEAR	(71,100,998)	(183,487)	(6,374,858)	(2,564,294)		(80,223,637)

Pro forma weighted average common of shares outstanding
- basic and diluted						41,679,629

Pro forma net loss per share
- basic and diluted						(1.92)

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2022

(in US$, except share and per share data)

	(IFRS, US$) CompareAsia Group Capital Limited	(US GAAP, US$) Bridgetown Holdings Ltd	Transaction accounting adjustment	Note	Pro forma combined
REVENUE	68,132,256	—			68,132,256
Cost and expenses:
Cost of revenue	(33,881,248)	—			(33,881,248)
Advertising and marketing expenses	(16,473,378)	—			(16,473,378)
Technology costs	(6,554,254)	—			(6,554,254)
Employee benefit expenses	(35,023,534)	—			(35,023,534)
General, administrative and other operating expenses	(13,854,809)	—	(89,678)	G	(13,944,487)
Foreign exchange differences, net	(4,051,710)	—			(4,051,710)
Formation and operating costs	—	(1,701,017)			(1,701,017)
Cost of proposed listing			3,648,995	A	(87,308,408)
			(90,957,403)	B

Operating loss	(41,706,677)	(1,701,017)	(87,398,086)		(130,805,780)
Other income/(expenses):
Other income	915,164	—			915,164
Finance costs	(7,800,597)	—			(7,800,597)
Change in fair value of financial instruments	(1,101,484)	20,366,950			19,265,466
Interest earned on cash and marketable securities held in Trust Account	—	4,550,111	(4,550,111)	L	—

LOSS BEFORE TAX	(49,693,594)	23,216,044	(91,948,197)		(118,425,747)
Income tax credit	251,779	—			251,779

LOSS FOR THE YEAR	(49,441,815)	23,216,044	(91,948,197)		(118,173,968)

Pro forma weighted average common of shares outstanding - basic and diluted					41,679,629
- Pro forma net loss per share - basic and diluted					(2.84)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of Preparation

The unaudited pro forma condensed financial information is based on CGCL, Bridgetown and PubCo’s historical consolidated financial statements as adjusted to give effect of the Business Combination and the other transactions contemplated by the Business Combination Agreement. The unaudited pro forma condensed combined statement of financial position as of June 30, 2023 assumes that the Business Combination occurred on January 1, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 present pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined financial information has been prepared using, and should be read in conjunction with (i) CGCL’s audited consolidated financial statements as of and for the year ended December 31, 2022, (ii) Bridgetown’s audited financial statements for the year ended December 31, 2022, (iii) CGCL’s unaudited interim financial statements for the six months ended June 30, 2023, (iv) Bridgetown’s unaudited interim financial statements for the six months ended June 30, 2023, (v) PubCo’s unaudited interim financial statements for the period from March 21, 2023 (date of incorporation) to June 30, 2023 and related notes, the sections titled “Bridgetown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “MoneyHero’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in the Proxy Statement/Prospectus.

Anticipated Accounting Treatment

The Business Combination is accounted for as a capital reorganization. Under this method of accounting, PubCo and Bridgetown is treated as the “acquired” companies for financial reporting purposes. Accordingly, the Business Combination is treated as the equivalent of CGCL issuing shares at the Closing for the net assets of PubCo and Bridgetown as of the Closing Date, accompanied by a recapitalization. The net assets of Bridgetown is stated at historical cost, with no goodwill or other intangible assets recorded.

CGCL is determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

(i)	CGCL’s ultimate controlling shareholder has the ability to nominate the majority of the members of the board of directors;

(ii)	CGCL’s senior management is the senior management of the post-combination company; and

(iii)	CGCL is the larger entity, in terms of substantive operations and employee base.

The Business Combination is not within the scope of IFRS 3 because PubCo and Bridgetown do not meet the definition of a business in accordance with IFRS 3, and is accounted for in accordance with IFRS 2. Any excess of fair value of PubCo shares issued over the fair value of PubCo’s and Bridgetown’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of CGCL, Bridgetown and PubCo.

IFRS Policy and Presentation Alignment

The historical financial statements of CGCL and PubCo were prepared in accordance with IFRS as issued by the IASB and in their presentation and reporting currency of United States dollars (US$). The historical financial statements of Bridgetown were prepared in accordance with U.S. GAAP in its presentation and reporting currency of United States dollars (US$). IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

Transaction Accounting Adjustments

The Transaction accounting adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2023 and the unaudited pro forma condensed combined statement of profit or loss and other comprehensive income for the six months ended June 30, 2023 and for the year ended December 31, 2022 are as follows:

A.

Represents transaction costs incurred and expensed by CGCL of approximately US$3.4 million for advisory, legal, research and accounting fees expected to be incurred as part of the Business Combination subsequent to June 30, 2023.

B.

Represents IFRS 2 stock exchange listing expenses calculated as the excess of (i) the estimated fair value of CGCL equity issued over (ii) the fair value of Bridgetown’s net assets acquired in connection with the Business Combination. The estimated fair value of PubCo equity to be issued was based on the market values of Bridgetown’s Class A ordinary shares and Class B ordinary shares outstanding at the date of the Business Combination. The IFRS 2 stock exchange listing expenses, which is non-recurring in nature and represents a share-based payment made in exchange for a listing service, is estimated to be US$91.0 million for the year ended December 31, 2022. The listing service expense is calculated based on the fair value of Bridgetown Class A ordinary shares and Class B ordinary shares outstanding at the date of the Business Combination.

As of June 30, 2023
(in US$)
Fair value of PubCo equity consideration issued (pro forma)
Fair value of Bridgetown Class A ordinary shares outstanding	59,287,814
Fair value of Bridgetown Class B ordinary shares outstanding	91,480,254

150,768,068
Estimated fair value of Bridgetown net assets/liabilities acquired (pro forma)
Net assets as of June 30, 2023	120,046,961
Accrued transaction costs in Note D	(3,745,920)
Settlement for redemptions of Bridgetown common stock	(56,490,376)

59,810,665
Excess of PubCo consideration issued over fair value of Bridgetown net assets acquired (IFRS2 Charge)	90,957,403

The estimated fair value of PubCo equity consideration issued was determined based on Bridgetown’s quoted market price of $6.15/share as of October 12, 2023 assuming 9,640,295 Bridgetown Class A ordinary shares and 14,874,838 Bridgetown Class B ordinary shares are converted into PubCo shares.

The actual amount of the IFRS 2 stock exchange listing expenses will be calculated as of (and recognized as a charge to the income statement upon) consummation of the Business Combination and may differ materially from the amount estimated above.

C.	Represents the agreement with UBS and BTIG, the underwriters of Bridgetown’s IPO, to waive any entitlement to the deferred underwriting compensation with respect to the Business Combination.

D.	Represents transaction costs incurred by Bridgetown of approximately US$3.7 million, for advisory, legal, research and accounting fees incurred as part of the Business Combination.

E.	Reflects the liquidation and reclassification of $152.6 million of investments held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination.

F.

Represents the conversion of (i) 2,655,171 CGCL Class A Ordinary Shares and 2,058,932 CGCL Class B Ordinary Shares outstanding as of June 30, 2023 at a ratio of 0.307212 into PubCo Class A Ordinary Shares per share in relation to the Business Combination Agreement; and (ii) 15,488,498 CGCL Preference Shares outstanding as of June 30, 2023 at a ratio of 0.307212 into PubCo Preference Shares in relation to the Business Combination Agreement.

G.

Represents an aggregate of 150,801 PubCo Preference Shares and PubCo Class A Ordinary Shares issued in connection with the Business Combination from the conversion at a ratio of 0.307212 of (i) 462,327 CGCL Preference Shares that CGCL issued to holders of CGCL Preference Shares as share dividends; and (ii) 28,544 CGCL Class A Ordinary Shares that CGCL issued to settle its contractual obligations before Closing. The estimated fair value of PubCo equity issued was based on the market values of Bridgetown’s Class A ordinary shares outstanding at the date of the Business Combination. The fair value of PubCo equity consideration issued was determined based on Bridgetown’s quoted market price of $6.15/share as of October 12, 2023.

H.

Represents the pro forma adjustment for the exercise and conversion of 27,179,790 CGCL Class C Warrants at a ratio of 0.307212 into 8,349,958 PubCo Class A Ordinary Shares in relation to the Business Combination Agreement.

I.	Represents 451,839 PubCo Class A Ordinary Shares issued pursuant to the Working Capital Loan Capitalization Agreement.

J.

Represents the pro forma adjustment for the 5,452,739 Bridgetown Class A Ordinary Shares redeemed at US$10.36 per share, the pro rata share of the funds in Bridgetown’s Trust Account upon Closing of the Business Combination. US$56.5 million in cash was paid to the redeeming shareholders with the offset to share capital.

K.

Represents the exercise of the PubCo Call Option by PMIL in full immediately following the Closing of the Business Combination, pursuant to which PMIL subscribed for 5 million Call Option Notes in an aggregate principal amount of US$5,000,000 at a price of US$1.00 per Call Option Note and received 2,005,460 PubCo Class A Ordinary Shares for no consideration.

L.	Represents the elimination of interest income generated from the Trust Account for the year ended December 31, 2022 and the six months ended June 30, 2023.

Pro forma basic and diluted net loss per share

Represents the pro forma basic and diluted net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination are outstanding for the entire period presented. No adjustment was made to the pro forma basic loss per share amounts presented for the six months ended June 30, 2023 and for the year ended December 31, 2022 as the impact of the warrants and share options outstanding had an anti-dilutive effect on the pro forma basic loss per share amounts presented.

The unaudited pro forma condensed combined financial statements were prepared based on the actual redemption of Bridgetown’s public shares as of the Closing Date:

For the six months ended 30 June 2023
(in US$)
Pro forma net loss	(80,223,637)
Weighted average shares outstanding—basic and diluted	41,679,629
Net loss per share—basic and diluted	(1.92)
Weighted average shares outstanding—basic and diluted:
CGCL Shareholders(1)	16,712,657
Bridgetown Public Shareholders(2)	9,640,295
Bridgetown Sponsor/Directors/Advisors	15,326,677

Total	41,679,629

For the year ended December 31, 2022
(in US$)
Pro forma net loss	(118,173,968)
Weighted average shares outstanding—basic and diluted	41,679,629
Net loss per share—basic and diluted	(2.84)
Weighted average shares outstanding—basic and diluted:
CGCL shareholders(1)	16,712,657
Bridgetown public shareholders(2)	9,640,295
Bridgetown Sponsor/Directors/Advisors	15,326,677

Total	41,679,629

	Shares	%
CGCL Shareholders(1)	16,712,657	40.10%
Bridgetown Public Shareholders(2)	9,640,295	23.13%
Bridgetown Sponsor/Directors/Advisors	15,326,677	36.77%

Total PubCo Shares Outstanding at Closing	41,679,629	100.00%

Notes:

(1)	Excluding an aggregate of 5,000,000 Bridgetown Class A Ordinary Shares transferred from the FWD Parties to EIHL after the Extraordinary General Meeting and before the Closing Date.
(2)	Including the 5,000,000 Bridgetown Class A Ordinary Shares transferred from the FWD Parties to EIHL after the Extraordinary General Meeting and before the Closing Date.